Exhibit 4.8B

Exclusive Equity Option Agreement

of Beijing Fenghuang Ronghe Investment Co., Ltd.

by and among

Zou Ming,

Wang Xiaojia,

Beijing Fenghuang Ronghe Investment Co., Ltd.

and

Fenghuang On-line (Beijing) Information Technology Co., Ltd.

January 25, 2021

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (the “Agreement”) is entered into by the following parties on January 25, 2021 in Beijing, the People’s Republic of China (“PRC” or “China”):

(1)Zou Ming, a PRC citizen;

(2)Wang Xiaojia, a PRC citizen;

(Zou Ming and Wang Xiaojia are referred to hereinafter individually as an “Existing Shareholder” and collectively as “Existing Shareholders”)

(3)Fenghuang On-line (Beijing) Information Technology Co., Ltd. (“Fenghuang On-line”); and

(4)Beijing Fenghuang Ronghe Investment Co., Ltd. (“Fenghuang Ronghe”).

(Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.)

WHEREAS:

(1)

Existing Shareholders are the shareholders on record of Fenghuang Ronghe and hold all the equity interests in it; and as of the date hereof, the amount of capital contributed and the percentage of shares held by each Existing Shareholder in the Fenghuang Ronghe Registered Capital are as set forth in Exhibit 1 hereto;

(2)

Subject to the PRC Law, each Existing Shareholder intends to transfer to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line, and Fenghuang On-line intends to accept such transfer of, all the equity interests held by each Existing Shareholder in Fenghuang Ronghe;

(3)

In furtherance of the foregoing equity transfer, Existing Shareholders agree to jointly grant Fenghuang On-line an irrevocable equity option (the “Equity Option”), pursuant to which and to the extent permitted by the PRC Law, Existing Shareholders shall transfer, at Fenghuang On-line’s request, the Equity (as defined below) to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line in accordance with this Agreement; and

(4)	Fenghuang Ronghe agrees to the grant of the Equity Option by Existing Shareholders to Fenghuang On-line in accordance with this Agreement.

NOW, THEREFORE, the Parties have agreed as follows upon friendly consultation:

ARTICLE ONE     DEFINITION

1.1	Unless otherwise interpreted pursuant to the context herein, each of the terms used herein shall have the meaning ascribed to it below:

“Trustee” shall have the meaning ascribed to it in Section 3.7 hereof.

“Business Licenses” shall mean all approvals, permits, filings and registrations required by Fenghuang Ronghe in conducting its internet business and all other business legally and efficiently, including but not limited to the Enterprise Legal Person Business License and other relevant permits and licenses then required by the PRC Law.

“Confidential Information” shall have the meaning ascribed to it in Section 8.1 hereof.

“Default Party” shall have the meaning ascribed to it in Section 11.1 hereof.

“Event of Default” shall have the meaning ascribed to it in Section 11.1 hereof.

“Fenghuang Ronghe Registered Capital” shall mean the registered capital of Fenghuang Ronghe in the amount of RMB10 Million as of the date hereof, as the same may be increased by any additional capital contribution during the term hereof.

“Fenghuang Ronghe Assets” shall mean all tangible and intangible assets which Fenghuang Ronghe owns or has the right to use during the term hereof, including but not limited to any moveable property, immoveable property, and intellectual properties such as trademarks, copyrights, patents, know-how, domain names and software use rights.

“Exercise Notice” shall have the meaning ascribed to it in Section 3.5 hereof.

“Loan Agreement” shall mean the Loan Agreement signed among Fenghuang On-line and Existing Shareholders on January 25, 2021.

“Material Agreement” shall mean any agreement to which Fenghuang Ronghe is a party and which has material impact on Fenghuang Ronghe’s business or assets, including but not limited to the Exclusive Technical Consulting and Service Agreement by and between Fenghuang Ronghe and Fenghuang On-line and other agreements in relation to Fenghuang Ronghe’s business.

“Non-default Party” shall have the meaning ascribed to it in Section 11.1 hereof.

“Equity”, shall mean, with respect to each Existing Shareholder, all the equity interests held by such Shareholder in the Fenghuang Ronghe Registered Capital;

and with respect to all Existing Shareholders, 100% of the equity interests in the Fenghuang Ronghe Registered Capital.

“PRC Law” shall mean the then current PRC laws, regulations, rules, local stipulations, interpretations and other normative documents with binding force.

“Power of Attorney” shall have the meaning ascribed to it in Section 3.7 hereof.

“Rights” shall have the meaning ascribed to it in Section 12.5 hereof.

“Cap” shall have the meaning ascribed to it in Section 3.2 hereof.

“Subject Equity” shall mean the equity interests in Fenghuang Ronghe for which Fenghuang On-line, when exercising its Equity Option (the “Exercise”), has the right to request transfer by either or both Existing Shareholders to Fenghuang On-line or any other entity or individual designated by Fenghuang On-line pursuant to Section 3.2 hereof, the amount of which may be the whole or a part of the Equity, as determined by Fenghuang On-line in its own discretion in accordance with the then current PRC Law and out of its own business considerations.

“Transfer Price” shall mean all consideration payable by Fenghuang On-line or any other entity or individual designated by Fenghuang On-line to the Existing Shareholders for the Subject Equity to be obtained at each Exercise pursuant to Article Four hereof.

1.2	Any reference herein to any PRC Law shall be deemed:
(1)	to include amendments, revisions, additions and updates to such PRC Law, whether enacted prior to or after the execution of this Agreement; and
(2)	to include other decisions, notices and rules promulgated or enacted in accordance with the provisions of such PRC Law.
1.3	Unless otherwise stated herein, references to articles, sections, subsections and paragraphs herein shall mean Articles, Sections, Subsections and Paragraphs of this Agreement.

ARTICLE TWO     GRANT OF THE EQUITY OPTION

2.1

Existing Shareholders hereby agree, jointly and severally, to grant Fenghuang On-line, and Fenghuang On-line also agrees to accept, an irrevocable, unconditional and exclusive Equity Option, pursuant to which Fenghuang On-line shall have the right to request, to the extent permitted by the PRC Law, transfer of the Equity in the manner prescribed herein by Existing Shareholders to Fenghuang On-line or any other entity or individual designated by Fenghuang On-line.

2.2	Fenghuang Ronghe hereby agrees to the grant of the Equity Option by Existing Shareholders to Fenghuang On-line in accordance with Section 2.1 above and other provisions herein.

ARTICLE THREE     METHOD OF EXERCISE

3.1	To the extent permitted by the PRC Law, Fenghuang On-line shall have the absolute discretion to determine the specific time, manner and frequency of its Exercise.
3.2

If Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line is permitted by the then current PRC Law to hold all the equity interests in Fenghuang Ronghe, then Fenghuang On-line shall have the right to exercise all its Equity Options in one lump sum or by installment, and Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line shall be assigned all the Equity by Existing Shareholders in one lump sum or by installment. If Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line is permitted by the then current PRC Law to hold only a portion of the equity interests in Fenghuang Ronghe, then Fenghuang On-line shall have the right to determine the amount of the Subject Equity within the equity holding cap (the “Cap”) prescribed by the then current PRC Law, and Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line shall be assigned by Existing Shareholders such amount of the Subject Equity as determined. In the latter case, Fenghuang On-line shall have the right to exercise its Equity Option by installment along with the gradual opening up of the Cap under the PRC Law, until all the Equity is obtained by Fenghuang On-line eventually.

3.3

At each Exercise, Fenghuang On-line shall have the right to determine at its own discretion the amount of the Subject Equity to be transferred by Existing Shareholders at such Exercise to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line, and Existing Shareholders shall each transfer its Subject Equity to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line in the amount determined by Fenghuang On-line. Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line shall pay the Transfer Price for the Subject Equity assigned at such Exercise to the transferring Existing Shareholder and Fenghuang On-line shall have the right to offset the Transfer Price against the liabilities (including but not limited to borrowings) owing by the relevant Existing Shareholder to Fenghuang On-line.

3.4	At each Exercise, the Subject Equity may be transferred to Fenghuang On-line or any third party designated by Fenghuang On-line, in whole or in part.
3.5

Each time Fenghuang On-line elects to exercise its Equity Option, it shall send a notice regarding such Exercise in form attached hereto as Exhibit 2 (the “Exercise Notice”) to Existing Shareholders, who, upon receipt of such Exercise

Notice, shall promptly transfer in one lump sum all the Subject Equity to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line in the manner prescribe in Section 3.3 hereof.

3.6	Existing Shareholders hereby undertake and warrant, jointly and severally, that once an Exercise Notice is sent to them by Fenghuang On-line,
(1)

they will promptly convene a shareholders meeting (at which a resolution of such shareholder meeting on the waiver of the right of first refusal shall pass) and take all other necessary action to endorse the transfer of all the Subject Equity to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line at the Transfer Price;

(2)

they will promptly enter into an equity transfer agreement with Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line so as to effectuate the transfer of all the Subject Equity to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line at the Transfer Price; and

(3)

they will provide necessary support required by Fenghuang On-line and relevant laws and regulations, including delivering and signing all relevant legal documents, handling all relevant government approval and registration procedures, and assuming all relevant obligations, to enable Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line to obtain all the Subject Equity flawlessly.

3.7

Existing Shareholders agree that concurrently with the execution of this Agreement, they shall each sign a power of attorney in form attached hereto as Exhibit 3 (the “Power of Attorney”), whereby any individual appointed by Fenghuang On-line (“Trustee”) will be entrusted in writing to sign on behalf of such Existing Shareholder any and all legal documents required hereunder to ensure that Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line will obtain all the Subject Equity flawlessly. Such Power of Attorney shall be kept by Fenghuang On-line, which may request, whenever necessary, that more copies of such Power of Attorney be signed by the Existing Shareholders and submitted to the relevant government. Upon and only upon notification in writing from Fenghuang On-line to Existing Shareholders regarding the replacement of Trustee, Existing Shareholders shall forthwith cancel their authorization to the existing Trustee and authorize such other Trustee then appointed by Fenghuang On-line to sign on behalf of Existing Shareholders any and all legal documents required hereunder. The new Power of Attorney, once made, shall replace the original one immediately. In no other circumstances may Existing Shareholders cancel their Power of Attorney to the Trustee.

ARTICLE FOUR     TRANSER PRICE

4.1

At each Exercise, all the Transfer Price payable by Fenghuang On-line or any entity or individual designated by Fenghuang On-line to each Existing Shareholder shall equal the capital amount actually contributed by such Existing Shareholder in respect of the equity interests transferred at such Exercise. If there is any mandatory requirements in the PRC Law on the Transfer Price then, Fenghuang On-line or any entity or individual designated by Fenghuang On-line shall have the right to set the Transfer Price at the minimum price permitted by the PRC Law.

4.2

At each Exercise, the amount borrowed by Existing Shareholders under the Loan Agreement dated January 25, 2021 between Existing Shareholders and Fenghuang On-line shall offset the Transfer Price payable by Fenghuang On-line at such Exercise. Existing Shareholders may not request the payment of the Transfer Price hereunder by Fenghuang On-line to Existing Shareholders be made in any manner other than that prescribed herein with respect to the offset of liabilities.

ARTICLE FIVE     REPRESENTATIONS AND WARRANTIES

5.1

Existing Shareholders hereby, jointly and severally, represent and warrant as follows, which representations and warrants shall continue in force and effect as though they were made at the time the Equity is transferred,

5.1.1	each of them is a PRC citizen with full capacity, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;
5.1.2

Fenghuang Ronghe is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.1.3

each of them has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction;

5.1.4

this Agreement is duly and appropriately signed and delivered by Existing Shareholders and constitutes their legal, valid and binding obligations, enforceable against them in accordance with its terms;

5.1.5

Existing Shareholders are the legal and registered owners of the Equity at the time this Agreement becomes effective; other than the rights created under this Agreement, the Equity Pledge Agreement between Existing Shareholders and Fenghuang On-line, and the Voting Right

Entrust Agreement among Existing Shareholders, Fenghuang On-line and Fenghuang Ronghe, there is no lien, pledge, recourse and other security interest or third party rights on the Equity; and following the Exercise pursuant to this Agreement, Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line will obtain good title to the Subject Equity, free from any lien, pledge, recourse and other security interest or third party rights.

5.2	Fenghuang Ronghe hereby represents and warrants that:
5.2.1

it is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.2.2

it has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction;

5.2.3	this Agreement is duly and appropriately signed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;
5.2.4

Existing Shareholders are all the legal shareholders on record of Fenghuang Ronghe at the time this Agreement becomes effective, and following the Exercise pursuant to this Agreement, Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line will obtain good title to the Subject Equity, free from any lien, pledge, recourse and other security interest or third party rights; and

5.2.5

it has all the Business Licenses required in conducting its business at the time this Agreement is signed and has full rights and qualifications to conduct its internet and all other businesses in China; it has been operating according to law ever since it was founded and there is no violations or potential violations of regulations or requirements of the industry and commerce, tax, communication, labor, social security or any other government authorities, nor is there any dispute over any breach of contract.

ARTICLE SIX     EXISTING SHAREHOLDERS’ UNDERTAKING

Each Existing Shareholders hereby undertakes severally that,

6.1

during the term hereof, it shall take all necessary actions to ensure that Fenghuang Ronghe will obtain timely all the Business Licenses required to conduct its business and to maintain all such Business Licenses valid at all times;

6.2	during the term hereof, it will not, without Fenghuang On-line’s prior consent in writing,
6.2.1	transfer or otherwise dispose of any Equity or place thereon any security interest or third party rights;
6.2.2	increase or decrease the Fenghuang Ronghe Registered Capital;
6.2.3	dispose of or cause the disposition of any Fenghuang Ronghe Asset by the Fenghuang Ronghe management, other than such disposition during the normal course of operation;
6.2.4

terminate or cause the termination of any Material Agreement to which Fenghuang Ronghe is a party by the Fenghuang Ronghe management, or enter into any other agreement which may contradict with the existing Material Agreements;

6.2.5	appoint or remove any director or supervisor of Fenghuang Ronghe or any other management member of Fenghuang Ronghe who shall be appointed or removed by Existing Shareholders;
6.2.6	cause or endorse the declaration or actual distribution of any distributable profit, bonus, dividends or interests by Fenghuang Ronghe;
6.2.7	do anything which will jeopardize the valid existence of Fenghuang Ronghe or lead to the termination, liquidation or dissolution of Fenghuang Ronghe;
6.2.8	cause or endorse any amendment to the articles of association of Fenghuang Ronghe; or
6.2.9

cause or endorse any lending or borrowing, provision of any guarantee or creation of any other security interest or assumption of any major obligations by Fenghuang Ronghe other than in the normal course of operation.

6.2.10	vote for the aforesaid matters at shareholders’ meetings or sign any shareholders’ written resolution on approval of the aforesaid matters.
6.3

During the term hereof, it will make its best effort to develop Fenghuang Ronghe’s business, ensure that Fenghuang Ronghe will conduct its business operations in compliance with all relevant laws and regulations, and will not do or cause to be done anything which will jeopardize the Fenghuang Ronghe Assets, its business reputation or the validity of the Fenghuang Ronghe Business Licenses.

ARTICLE SEVEN     FENGHUANG RONGHE’S UNDERTAKING

7.1

In the event that the execution and performance of this Agreement or the grant of the Equity Option hereunder requires any consent, permit, waiver or authorization by any third party; any approval, permit or exemption by any government authority; or any filing or registration with any government authority (where the same is required by law), Fenghuang Ronghe will make its best effort to assist in satisfying all such conditions.

7.2

Without Fenghuang On-line’s prior consent in writing, Fenghuang Ronghe will not assist or permit any Existing Shareholder to transfer or otherwise dispose of any Equity or place thereon any security interest or third party rights.

7.3	Fenghuang Ronghe will not do or permit to be done anything which will have any adverse effect on Fenghuang On-line’s interests hereunder.

ARTICLE EITHT     CONFIDENTIALITY OBLIGATION

8.1	Notwithstanding the termination of this Agreement, Existing Shareholders shall be obligated to keep in confidence the information listed below (the “Confidential Information”):
(i)	the execution and performance of this Agreement as well as the content hereof;
(ii)

Fenghuang On-line’s business secrets, proprietary information, and clients’ information of which Existing Shareholders may become aware or to which they have access in connection with the execution and performance of this Agreement; and

(iii)

Fenghuang Ronghe’s business secrets, proprietary information, clients’ information, and other relevant information of which Existing Shareholders may become aware or to which they have access as shareholders of Fenghuang Ronghe.

Existing Shareholders may use such Confidential Information only for the purpose of performing their obligations hereunder and may not disclose such Confidential Information to any third party without Fenghuang On-line’s prior consent in writing, otherwise Existing Shareholders shall be held liable for breaching and responsible for all losses thereof.

8.2

After the termination of this Agreement, each Existing Shareholder shall, at Fenghuang On-line’s request, return, destruct, or otherwise dispose of any and all documents, materials or software containing Confidential Information and stop using such Confidential Information.

8.3	Notwithstanding any other provisions herein, the provisions of this Article Eight shall survive the suspension or termination of this Agreement.

ARTICLE NINE     TERM

This Agreement shall become effective as of the date hereof and remain in effect till all Equity are duly transferred to Fenghuang On-line and/or any other entity or individual designated by Fenghuang On-line in accordance with this Agreement.

ARTICLE TEN     NOTICE

10.1	Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.
10.2	The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE ELEVEN     LIABILITIES FOR BREACHING

11.1

Both Parties agree and acknowledge that a substantial breach of any covenant or failure to substantially perform any obligation hereunder by any Party (the “Default Party”) shall constitute an event of default hereunder (the “Event of Default”), and the non-default Party (the “Non-default Party”) shall have the right to demand rectification or remedy by the Default Party within a reasonable period of time. If the Default Party fails to rectify the Event of Default or to take remedial measures within such reasonable period of time or ten (10) days following the Non-default Party’s written notice and demand for rectification thereof, then, in the case of any Event of Default by Existing Shareholders or Fenghuang Ronghe, the Non-default Party may, at its own discretion, (i) terminate this Agreement and demand indemnification by the Default Party for all damages, or (ii) require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages; or, in the case of any Event of Default by Fenghuang On-line, the Non-default Party may require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages.

11.2	Both Parties agree and acknowledge that under no circumstances may Existing Shareholders or Fenghuang Ronghe terminate this Agreement on any ground.
11.3	The rights and remedies provided for herein are cumulative and not exclusive of any other rights or remedies available under law.
11.3	Notwithstanding any other provisions herein, the provisions of this Article Eleven shall survive the suspension or termination of this Agreement.

ARTICLE TWELVE     MISCELLANEOUS

12.1	This Agreement is made in Chinese in four (4) original copies, with each Party hereto holding one (1) copy.

12.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.
12.3

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon both Parties.

12.4

The rights, power and remedies provided for either Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

12.5

Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

12.6	Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.
12.7

All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

12.8

Once executed, this Agreement shall supersede any and all other legal documents by and among the Parties with respect to the same subject matter. Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by all the Parties hereto.

12.9

Neither Existing Shareholders nor Fenghuang Ronghe may transfer their or its rights and/or obligations hereunder to any third party without Fenghuang On-line’s prior consent in writing. Upon notifying Existing Shareholders and Fenghuang Ronghe, Fenghuang On-line may transfer any of its rights and/or obligations hereunder to any third party appointed by Fenghuang On-line.

12.10	This Agreement shall be binding on the legal assigns of the Parties hereto.

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[signature page]

IN WITNESS HEREOF, the Parties have signed this Exclusive Equity Option Agreement as of the date and in the place first written above.

Zou Ming

By:/s/ Zou Ming

Wang Xiaojia

By:/s/ Wang Xiaojia

Fenghuang On-line (Beijing) Information Technology Co., Ltd. (seal)

Beijing Fenghuang Ronghe Investment Co., Ltd. (seal)

EXHIBIT 1:

Background Information of Fenghuang Ronghe

Name:	Beijing Fenghuang Ronghe Investment Co., Ltd.

Registered Address:	#3-73 Building No. 6 Ronghui Plaza, Linkong Economic Zone, Shunyi District, Beijing, China

Registered Capital:	RMB10 Million

Legal Representative:	Wang Xiaojia

Equity Structure:

Existing Shareholder Name	Amount of Registered Capital Owned	Percentage of Capital Contribution
Wang Xiaojia	RMB5.1 Million	51%
Zou Ming	RMB4.9 Million	49%

Fiscal Year: from January 1 to December 31 of each calendar year

EXHIBIT 2:

Form of Exercise Notice

To:        [Name of Existing Shareholder]

Reference is hereby made to the Exclusive Equity Option Agreement dated January 25, 2021 by and among Fenghuang On-line (Beijing) Information Technology Co., Ltd. (the “Company”), you, and Beijing Fenghuang Ronghe Investment Co., Ltd. (“Fenghuang Ronghe”), pursuant to which it is agreed that, subject to the PRC Law and at the request of the Company, you shall transfer the equity interests you hold or your company holds in Fenghuang Ronghe to the Company or any third party appointed by the Company.

Therefore, the Company hereby informs you as follows:

The Company hereby requests to exercise the Equity Options under the Exclusive Equity Option Agreement and it/[name of company/individual] appointed by the Company shall accept ______% of the equity interests which you hold in Fenghuang Ronghe (the “Subject Equity”). Please transfer immediately all the Subject Equity to the Company/[name of company/individual] appointed by the Company in accordance with the Exclusive Equity Option Agreement.

Sincerely Yours,

Fenghuang On-line (Beijing) Information Technology Co., Ltd. (seal)

Authorized Representative:

Date:

EXHIBIT 3:

Power of Attorney

I, hereby irrevocably authorize __________ (ID No.: ____________) to act as my trustee, who in such capacity may sign the equity transfer agreement by and among I, Fenghuang On-line (Beijing) Information Technology Co., Ltd. and/or another related party with respect to the transfer of the equity interests which I and/or other shareholders hold in Beijing Fenghuang Ronghe Investment Co., Ltd. and all other relevant legal documents, and handle all registration procedures required by the equity transfer hereunder with the relevant administration for industry and commerce.

By: ______________ (signed)

Name:

Date: